AMENDMENT AND RESTATEMENT AGREEMENT to the AGREEMENT ON SECURITIES FINANCING FOR NON-RETAIL CUSTOMERS

This agreement (“Amendment Agreement”) is entered into as of 07.09.2021 between

Ludvig Lorentzen AS (the “Borrower”),

company registration number 997 345 495,

DNB Bank ASA (the “Bank”)

org no. 984 851 006 and

Sobral AS

(the “Additional Collateral Provider”) company registration number 990 611 238

WHEREAS the Borrower and the Bank (individually each a “Original Party” and together the “Original Parties”) have previously entered into the “Agreement On Securities Financing For Non-Retail Customers”, with the latest amended as of 21.04.2021 (the “Agreement”);

AND WHEREAS the Original Parties desire to amend and restate the Agreement to include the Additional Collateral Provider as a collateral provider (individually each a “Party” and together the “Parties”);

NOW THEREFORE this Amendment Agreement witnesses that in consideration of the foregoing and other good and valuable consideration (the receipt and sufficiency of which are hereby irrevocably acknowledged) the Parties agree as follows:

1.	The Agreement is hereby amended and restated as shown in the attached annex A:

2.                    Each Party represents to the other Parties that all representations contained in the Finance Documents are true and accurate as of the date of this Amendment Agreement and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment Agreement, and with respect to the Agreement as amended hereby.

3.                    All other provisions of the Finance Documents remain in full force and effect, unamended. Hereby, each of the Original Parties confirms and acknowledges that, its obligations under the Finance Documents will continue in full force and effect notwithstanding the execution of this Amendment Agreement and that any Collateral created or given by it under any Finance Document (including any Collateral Documents) will extend to the liabilities and obligations under the Finance Documents as amended by this Amendment Agreement.

4.                    This Amendment Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

CUSIP No. 29270J100 - Exhibit D

5.                    For the purpose of this Amendment Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Agreement. This Amendment Agreement may be executed and delivered in counterparts, each of which will be deemed an original.

IN WITNESS WHEREOF the parties have executed this Amendment Agreement as of the date first written above.

For Ludvig Lorentzen AS For DNB Bank ASA

...… …./s/ .P...e...d..e...r...L..u...d...v..i.g.. Lorentzen................................................

 Block letters…..P...e...d..e...r...L..u...d...v..i.g.. Lorentzen

...… …./s/ .. Kristoffer Eikrem.

Block letters… Kristoffer Eikrem,

Vice President…....

For Sobral AS

…./s/ .P...e...d..e...r...L..u...d...v..i.g.. Lorentzen ….........................................................

Block letters…..

Peder Ludvig Lorentzen

...........................

CUSIP No. 29270J100 - Exhibit D

Annex A

AGREEMENT ON SECURITIES FINANCING FOR NON-RETAIL CUSTOMERS

between Ludvig Lorentzen AS

(the “Borrower”),

company registration number 997 345 495

DNB Bank ASA (the “Bank”)

org no. 984 851 006 and

Sobral AS

(the “Additional Collateral Provider”) company registration number 990 611 238

(individually each a “Party” and together the “Parties”) Dated 07.09.2021

IT IS AGREED as follows:

1	DEFINITIONS

In this Agreement:

Agreement means this agreement;

Alternative

Collateral	means Collateral having a Loan Value not less than the Loan Value to Collateral being replaced, delivered pursuant to paragraph 11.1 to 11.3 and provided by way of substitution in accordance with the provisions of paragraph 11.5;

Availability Period means the period from the signing of this Agreement up to receipt or issue by the Bank of a Termination Notice;

Borrower's

Credit Balance means the total aggregate amount (for all Loans) actually drawn and outstanding under the Facility;

Break Cost means the Margin which would have accrued from the date of prepayment of a Loan until the Loan Maturity Date had the Loan not been prepaid, together with other documented costs and expenses;

Business Day means any day on which banks in Norway and Sweden and the Oslo Stock Exchange and the Stockholm Stock Exchange are open However, for the purpose of determining Market Value of Collateral, the term shall mean any day other than a Saturday or a Sunday on which banks and securities markets are open for business in such place where the financial instruments have their main listing;

Close of Business means the time at which the relevant banks, securities settlement systems or depositaries close in the business centre in which payment is to be made or where Collateral to be delivered have their main listing;

CUSIP No. 29270J100 - Exhibit D
Collateral	means such financial instruments as are identified as Collateral in Schedule 1 hereto, as amended from time to time, cash or other collateral acceptable to the Bank, or any combination thereof as agreed between the Parties in relation to any particular Loan and which are pledged in favour of the Bank or otherwise transferred as security in favour of the Bank, for the Borrower’s debt, obligations and liabilities under the Finance Documents;

Collateral

Documents	means the Share Pledge Agreements and any other documents documenting security arrangements in relation to the Collateral;

Commencement

Fee means NOK 0;

Commission means NOK 0 pr month;

Cross Default

Amount means NOK 0;

Default	means an Event of Default or any event or circumstance specified in Clause 14 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing), be an Event of Default;

Event of Default means an event specified as such in Clause 14 (Events of Default);

Facility shall have the meaning ascribed to such term in clause 2 (The facility);

Finance Documents means this Agreement, the Utilisation Agreements, the Collateral Documents and any other document designated as a Finance Document by the Bank and the Borrower;

Financial

Indebtedness means any indebtedness for or in respect of:

1.	moneys borrowed;
2.	any amount raised by acceptance under any acceptance credit facility;
3.	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
4.	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with relevant regulation, be treated as a finance or capital lease;
5.	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
6.	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
7.	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
8.	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
9.	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (1) to (8) above.

Fixed Term

Reference Rate means the Fixed Term Reference Rate listed in Schedule 2 as determined by the Bank at the date of determining the Interest Period for the offering of deposits in the Loan Currency for a period comparable to the Interest Period for that Loan;

Income	means any interest, dividends or other distributions of any kind whatsoever with respect to any Collateral;

Interest Periods means the interest periods determined pursuant to clause 7.3;

Loan shall have the meaning ascribed to such term in clause 3 (Utilisation);

Loan Currency means Loan Currencies listed in Schedule 2;

CUSIP No. 29270J100 - Exhibit D

Loan Maturity Date means the later of the Termination Date and the maturity date agreed pursuant to the relevant Utilisation Agreement (provided a maturity date is agreed);

Loan to Value Percentage shall have the meaning ascribed to such term in clause 13.2 (iii) (Borrower’s Credit Balance/Loan Value of Collateral);

Loan Value shall have the meaning ascribed to such term in clause 13.2 (iii) (Borrower’s Credit Balance/Loan Value of Collateral);

Margin means 180 bps

Market Value means the traded price at Close of Business on the previous Business Day. The Bank may nevertheless in its own discretion, if there is in the Bank’s opinion uncertainty related to price setting, e.g. as a result of limited traded volumes or as a result of deviation in price quotations in a secondary market place, determine the Market Value;

Non Fixed Term

Reference Rate means Non Fixed Term Reference Rates listed in Schedule 2;

Record Date means, with respect to any Collateral, the date by reference to which holders of such Collateral are identified as being entitled to payment of Income;

Termination Date means:

(a)	for each Loan without a Termination Date agreed pursuant to a Utilisation Agreement, the date falling fifteen (15) days after the issue of a Termination Notice;
(b)	for each Loan with a Termination Date agreed pursuant to a Utilisation Agreement such agreed Termination Date; and
(c)	following any acceleration by the Bank pursuant to Clause 14.11, for each Loan, the date determined by the Bank pursuant to Clause 14.11.

Termination Notice shall have the meaning ascribed to such term in clause 6 (Termination);

Utilisation

Agreement shall have the meaning ascribed to such term in clause 3 (Utilisation); and

VPS means the Norwegian central securities depository, Verdipapirsentralen ASA.

2	THE FACILITY

Subject to the terms of this Agreement the Bank may, upon request from the Borrower, make available to the Borrower Loans in the aggregate amount of MNOK 300 for the financing of the Borrowers acquisition or carrying of financial instruments (the “Facility”).

The Bank is not committed to provide any Loans under the Facility and any utilisation of the Facility is subject to the Bank’s acceptance.

3	UTILISATION

During the Availability Period the Facility shall be available for utilisation in any number of drawings (each a “Loan”), in a minimum amount the Minimum Draw for each Loan, subject to a separate agreement between the Borrower and the Bank for the provision of each Loan (a “Utilisation Agreement”).

A Loan may be made in other currencies than NOK, subject to such terms as set out in Schedule 2, or on such conditions as the Bank may determine.

An Utilisation Agreement may be made in writing or on a recorded telephone line, the Utilisation Agreement is deemed to be executed when accepted by the Bank, either in writing or on a recorded telephone line. In the event of conflict between the terms of an Utilisation Agreement and the terms of this Agreement, the terms of the Utilisation Agreement shall prevail.

The disbursement of a Loan shall be subject to clause 4 (Conditions Precedent) and 4.1 (Other Conditions Precedent.

CUSIP No. 29270J100 - Exhibit D
4	CONDITIONS PRECEDENT

The Bank’s performance under this Agreement shall be conditional upon the following conditions precedent being delivered by the Borrower and the Additional Collateral Provider in a form and substance reasonably satisfactory to the Bank:

(i)	the constitutional documents of the Borrower and the Additional Collateral Provider (including as applicable, company certificate and articles of association);

(ii)	evidence of proper corporate capacity, power and authority for the execution and delivery of the Finance Documents by the Borrower, including but not limited to, where applicable, a resolution of the board of directors authorising the execution and delivery of the Finance Documents, and, if and to the extent required, a power of attorney authorising a specified person or persons to execute the Finance Documents on its behalf;

(iii)	the Share Pledge Agreements duly executed;

(iv)	signed W-8BEN form duly executed by the Borrower (if U.S. securities are to be provided as Collateral); and

(v)	legal opinions on all matters deemed relevant by the Bank concerning all relevant jurisdictions other than Norway shall be provided to the Bank within fourteen (14) days after the date of this Agreement if requested by the Bank.

4.1	Other Conditions Precedent

Furthermore, the Bank’s performance under this Agreement shall be conditional upon the following conditions precedent:

(i)	no Event of Default having occurred or being likely to occur as a result of the provision of the relevant Loan;

(ii)	the Borrower being in compliance with clause 13.2 (i) (Borrower’s Credit Balance/Loan Value of Collateral), both before and immediately after a Loan is disbursed;

(iii)	the Availability Period not having expired;

(iv)	any Collateral to be provided by the Borrower for the purpose of satisfying (vii) above, duly executed and perfected; and

(v)	the relevant Utilisation Agreement being duly executed.

5	REPAYMENT AND PREPAYMENT

A Loan, including any outstanding interest and costs related thereto, shall be repaid on the earlier of (i) the Termination Date and (ii) the Loan Maturity Date.

A Loan may be prepaid at any time. Any prepayment of a Loan prior to the relevant Loan Maturity Date is subject to the Borrower paying Break Costs.

Any prepayment or repayment of a Loan shall be made together with all accrued interest, costs and fees relating to that Loan.

6	TERMINATION

Each Party may terminate this Agreement by written notice to the other Party (“Termination Notice”), provided that the terms of this Agreement shall continue to apply to any Loan that is not repaid upon termination of the Agreement.

CUSIP No. 29270J100 - Exhibit D
7	INTEREST
7.1	Interest rate

Except as otherwise provided in this Agreement, the rate of interest on each Loan, with a maturity date agreed pursuant to the Utilisation Agreement, for an Interest Period shall be the rate per annum determined by the Bank to be the aggregate of the Margin and the Fixed Term Reference Rate (including any Additional Funding Cost listed in Schedule 2).

Except as otherwise provided in this Agreement, the rate of interest on each Loan, without a maturity date agreed pursuant to the Utilisation Agreement, for an Interest Period shall be the rate per annum determined by the Bank to be the aggregate of the Margin and the Non Fixed Term Reference Rate (including any Additional Funding Cost listed in Schedule 2.

7.2	Interest due date

Except as otherwise provided in this Agreement, accrued interest on each Loan shall be payable by the Borrower on the first Business Day after the end of every calendar month after the date of disbursement of that Loan.

7.3	Interest periods

For Loans with a maturity date agreed pursuant to an Utilisation Agreement the Interest Periods shall be determined in the Utilisation Agreement.

For Loans without a maturity date agreed pursuant to the Utilisation Agreement the Interest Periods shall be overnight.

Each Interest Period shall commence on the date of disbursement of a Loan and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

If an Interest Period would otherwise overrun a Loan Maturity Date, that Interest Period shall be shortened to end on the relevant Loan Maturity Date.

7.4	Default interest

If the Borrower fails to pay an amount due in relation to this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment at a rate which is 600 basis points higher than the interest rate that would otherwise be applicable (including Margin) in relation to the overdue amount had it during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Bank.

Any interest accruing under this clause shall be immediately payable upon the Bank’s demand.

7.5	Break Cost

The Borrower shall, within three (3) Business Days of demand by the Bank, pay any incurred Break Costs attributable to all or part of a Loan being paid or becoming payable by the Borrower on a day other than the Loan Maturity Date of that Loan.

7.6	Changes to the calculation of interest

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate which expresses as a percentage rate per annum the cost to the Bank of funding that Loan from whatever source it may reasonably select.

In this Agreement "Market Disruption Event" means:

(i)	at or about the time of quotation on the Quotation Date for the relevant Interest Period the Fixed Term Reference Rate or the Non Fixed Term Reference Rate (as applicable) is not available; or

(ii)	the cost to the Bank of obtaining matching deposits for the relevant Interest Period in the interbank market would be in excess of the Fixed Term Reference Rate or the Non Fixed Term Reference Rate (as applicable).

CUSIP No. 29270J100 - Exhibit D
8	FEES
8.1	Commencement fee

The Borrower shall pay to the Bank a fee equal to the value of the Commencement Fee. The Commencement Fee shall be payable upon the date of this Agreement.

8.2	Commission

The Borrower shall pay the Commission to the Bank on the first Business Day after the end of every calendar month after the date of this Agreement.

9	INDEMNITY
9.1	Tax gross-up

Any payments made by the Borrower in relation to the Finance Documents shall be made without any tax deductions unless required by law. If tax deductions are required by law, the Borrower shall make such deductions and payments within the time allowed by law. If such tax deductions are required by law, all amounts payable by the Borrower shall be increased so that the remaining amount, after deduction of tax, equals the amount payable to the Bank if no tax deduction was required.

If the Borrower is making tax deductions or payment, the Borrower shall, within 30 days, deliver evidence satisfactory to the Bank showing that such deductions or payments have been correctly made.

9.2	Tax indemnity

The Borrower shall promptly upon demand indemnify the Bank for any loss, cost, expenses or liability the Bank determines that it has suffered (directly or indirectly) on account of any tax imposed in relation to the Finance Documents, other than general corporate tax on net profits.

9.3	Stamp taxes

The Borrower shall promptly upon demand indemnify the Bank for any loss, cost, expenses or liability the Bank incurs on account of any stamp duty or similar tax payable in relation to the Finance Documents.

9.4	Value added tax

All consideration expressed to be payable to the Bank under a Finance Document shall be deemed to be exclusive of any value added tax (“VAT”). Any VAT levied on any such consideration shall be paid by the Borrower.

Where a Finance Document requires the Borrower to reimburse the Bank for any costs or expenses, the Borrower shall also at the same time pay and indemnify the Bank against all VAT incurred by the Bank in respect of the costs or expenses.

9.5	Currency indemnity

If any sum due from the Borrower under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against the Borrower; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

The Borrower shall as an independent obligation, promptly on demand, indemnify the Bank against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

9.6	Other Indemnities

The Borrower shall, promptly following written demand, indemnify the Bank against any cost, loss or liability (including, in relation to (i) and (ii) below, Break Cost) incurred as a result of:

(i)	the occurrence of any Event of Default;

(ii)	a failure by the Borrower to pay any amount due under a Finance Document on its due date; or

CUSIP No. 29270J100 - Exhibit D
(iii)	funding, or making arrangements to fund, a Loan agreed pursuant to a Utilization Agreement but not made by reason of the operation of any one or more of the provisions of this Agreement.

9.7	Exoneration

Neither the Bank nor any of its employees or associated persons or entities (the “Exonerated Parties”) shall be liable for any loss, cost, expense or similar incurred by the Borrower or any other Party as a result of the actions or omissions of the Exonerated Parties in relation to the Finance Documents, save for any acts of gross negligence or wilful misconduct.

10	COSTS AND EXPENSES
10.1	Initial and special costs

The Borrower shall promptly following written demand pay to the Bank the amount of all external costs and expenses (including external legal and collateral fees) reasonably incurred by the Bank in connection with:

(i)	the negotiation, preparation, printing, execution and registration of the Finance Documents or any documents related thereto;

(ii)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested (or, in the case of a proposal, made) by or on behalf of the Borrower and relating to the Finance Documents or any document related thereto;

(iii)	the release of any security granted under any of the Collateral Documents; and

(iv)	any other matter, not of an ordinary administrative nature, directly arising out of or in connection with the Finance Documents.

10.2	Enforcement costs

Following an Event of Default, the Borrower shall promptly following demand pay to the Bank the amount of all costs and expenses (including internal and external legal fees) properly incurred by it in connection with the enforcement of, or the preservation of any rights under, any of the Finance Documents.

11	COLLATERAL
11.1	Provision of Collateral

The Borrower’s debt, obligations and liabilities under the Finance Documents shall be secured by the Collateral.

The Collateral shall be documented to the satisfaction of the Bank.

11.2	Pledge

The Bank, the Borrower and the Additional Collateral Provider agree that cash and financial instruments shall be pledged in favour of the Bank in accordance with the Share Pledge Agreements as security for the Borrower’s debt, obligations and liabilities under the Finance documents and thus shall qualify as Collateral.

For Norwegian financial instruments only, the Bank, the Borrower and the Additional Collateral Provider agree that financial instruments may be pledged in favour of the Bank as security for the Borrower’s debt, obligations and liabilities under the Finance documents and thus shall qualify as Collateral. If the financial instruments are registered in VPS, the Bank shall be account manager for the VPS account in which the financial instruments are registered, and such account shall be pledged in full and with first priority in favour of the Bank.

Collateral in the form of fund units registered in a unit holder register of a fund management company may, subject to the Bank accepting such Collateral and subject to the fund management company accepting such pledge, be pledged by notification to the fund management company.

11.3	Title transfer

The Bank and the Borrower may agree that financial instruments may be transferred to the Bank as security for the Borrower’s debt, obligations and liabilities under the Finance documents and thus shall qualify as Collateral. The Collateral shall be delivered with full title, free of other liens, charges or encumbrances, current and future.

Financial instruments registered with a central securities depositary

CUSIP No. 29270J100 - Exhibit D

Delivery and transfer of title to Collateral or equivalent Collateral which is registered with a central securities depositary (e.g. VPS) shall take place in accordance with the rules and procedures of the central securities depositary as in force from time to time.

Financial instruments, deposited with a custodian

Delivery and transfer of title to Collateral or equivalent Collateral which are registered on the custody accounts of the Bank shall take place subject to registration of such transfer in the Bank’s custody account system. Delivery and transfer of title to the Bank when Collateral is to be registered in the Bank’s custody account system shall take place simultaneously as the Collateral is registered with the Bank’s custody accounts abroad that the Bank uses for holding of financial instruments in the relevant jurisdictions or in any other way deemed acceptable to the Bank to ensure transfer for title to the Bank.

Securities fund units not registered with a central securities depositary

Delivery and transfer of title to Collateral or equivalent Collateral which are registered in a unit holder register of a fund management company shall, subject to the Bank accepting such Collateral and subject to the fund management company accepting transfer of units, take place subject to registration of such transfer in the management company’s account system. or in any other way deemed acceptable to the Bank to ensure transfer for title to the Bank.

11.4	The Norwegian Financial Collateral Act

The Bank shall have the right to use and dispose of the Collateral, cf. the Norwegian Financial Collateral Act

§ 4. In such cases the Bank has the right to lend out, pledge, sell or otherwise dispose of the Collateral cf. the Norwegian Financial Collateral Act § 4 (1).

11.5	Substitution of Collateral

Subject always to the Borrower being in compliance with clause 13.2 (i) (Borrower’s Credit Balance/Loan Value of Collateral), no Event of Default having occurred or potentially occurring as a result of the substitution of Collateral and subject to documentation satisfactory to the Bank, the Borrower may at any time request the replacement of any Collateral with Alternative Collateral acceptable to the Bank. Any Collateral to be released pursuant to this clause shall only be released after delivery and perfection of the Alternative Collateral to the Bank’s satisfaction.

11.6	Ownership rights

In this clause 11.6, references to an amount of Income received by the Bank in respect of any non-cash Collateral shall be to an amount received from the issuer after any applicable withholding or deduction for or on account of any tax.

To the extent the Bank receives any Income from of any non-cash Collateral delivered by the Borrower, the Bank shall, on the date such Income is paid to the Bank, pay or deliver to the Borrower a sum of money or property equivalent to the type and amount of such Income that would have been received by the Borrower (net of any taxes, costs or other deductions of any nature) had the non-cash Collateral not been delivered to the Bank at the time of the Record Date. Any payments or delivery hereunder is subject to no Event of Default or potential Event of Default having occurred and the Borrower being in compliance with clause 13.2

(i)	(Borrower’s Credit Balance/Loan Value of Collateral) both before and after such payment or delivery.

Where Income, in the form of securities, is paid in relation to any Collateral, such securities shall be added to such Collateral (and shall constitute Collateral) and will not be delivered to Borrower unless in accordance with the provisions of this Agreement.

Where any voting rights or other rights fall to be exercised in relation to any Collateral, the Bank shall have no obligation whatsoever to arrange for voting rights or other rights, of that kind to be exercised or exercised in accordance with the instructions of the Borrower.

11.7	Release of Collateral

If at Close of Business on any Business Day the Loan Value of the Collateral in respect of all Loans exceeds the Borrower's Credit Balance the Bank shall (on demand) within reasonable time deliver to Borrower such Collateral or equivalent Collateral as will eliminate the excess.

As acquirer of right, title and interest to Collateral, the Bank is under no obligation to return the same Collateral to the Borrower, but may at its discretion return equivalent Collateral.

Equivalent or equivalent to in relation to any Collateral provided under this Agreement means financial instruments or other property, of an identical type, nominal value, description and amount to particular Collateral so provided. If and to the extent that such Collateral consists of financial instruments that are

CUSIP No. 29270J100 - Exhibit D

partly paid or have been converted, subdivided, consolidated, made the subject of a merger etc., the expression shall include such financial instruments.

11.8	Enforcement

Upon the occurrence of an Event of Default which is continuing, the Bank shall be entitled, in its absolute discretion, to enforce all or any part of the Collateral in any way permitted by law, including to;

(i)	take any action in relation to Collateral pledged under the Share Pledge Agreements as permitted according to the Share Pledge Agreements; and

(ii)	take any action in relation to any other Collateral than the Collateral mentioned above in (i) as permitted according to the Agreement, Collateral Documents, the Norwegian Enforcement Act, the Norwegian Pledge Act, the Norwegian Financial Collateral Act or other applicable law, including (but not limited to), immediately sell or appropriate all or any of the Collateral or to transfer ownership to all or any of the Collateral to the Bank.

Upon the occurrence of an Event of Default which is then continuing, the Bank shall be entitled to terminate all Loans and other outstanding transactions under the Finance Documents and determine reasonable market values of all terminated transactions and other claims under the Finance Documents. The Bank may base its valuations on the prevailing market prices, quotes, indices, other information in the market and/or its actual costs or loss. The aggregate sum of such values, the value of any collateral and any other unpaid amounts under the Finance Documents are calculated to one net amount in the Loan Currency (at the Bank’s prevailing currency exchange rates) which one party owes the other (cf. the Norwegian Financial Collateral Act § 6). The party will pay such net amount to the other party within [one] business day.

However, to the extent the proceeds exceed the amounts owed by the Borrower under or in relation to the Finance Documents, such net amount shall be paid to the Borrower only after final and conclusive satisfaction of all amounts owed by the Borrower under or in relation to the Finance Documents. To the extent the collateral is transferred to the Bank the proceeds shall be determined as the market value of the Collateral as reasonably determined by the Bank in accordance with the above provision, such determination to be binding on the parties.

12	SET-OFF

Without prejudice to any other rights which it may have, the Bank may at any time after the occurrence of an Event of Default which is continuing, at its discretion and without prior notice, unless prohibited by law;

(i)	apply any balance (whether then due or not) which then stands to the credit of the Borrower at any branch or other office of the Bank in any country in or towards satisfaction of any amount then due from the Borrower to the Bank under any of the Finance Documents and, for that purpose, if the obligations are in different currencies, the Bank may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off; or

(ii)	set off any other amount owed by the Bank to the Borrower (irrespective of the currency, place of payment, booking office of the obligation and irrespective the maturity of such obligation) against any amount due from the Borrower under the Finance Documents.

If an obligation is unascertained at the time of the set-off, the Bank may in good faith estimate the value of any obligation for the purpose of the set-off, subject to accounting to the Borrower when the obligation is later ascertained.

Nothing in this paragraph shall be effective to create a charge or other security interest.

The right to set-off under this clause shall be without prejudice and in shall be in addition to any right to set- off to which the Bank is entitled by law.

13	UNDERTAKINGS
13.1	Notification of default

The Borrower and the Additional Collateral Provider shall notify the Bank of any Default which occurs (and the steps, if any, being taken to remedy it) promptly upon its occurrence.

13.2	Borrower’s Credit Balance/Loan Value of Collateral
(i)	The Borrower shall ensure that the Borrower’s Credit Balance is at all times less than or equal to the Loan Value of the Collateral.

CUSIP No. 29270J100 - Exhibit D
(ii)	If at any time on any Business Day the Loan Value of the Collateral in respect of all Loans falls below the Borrower's Credit Balance the Borrower shall, upon receiving notice from the Bank, prepay one or more Loans as set out in clause 5 (Repayment and prepayment) or provide such further Collateral, in form and substance satisfactory to the Bank as will ensure compliance with (i) above, no later than 11:00 am on the first Business Day after the Borrower’s receipt of the notice from the Bank.

(iii)	The loan value of the Collateral (the “Loan Value”) shall be calculated as the aggregated loan value for the entire portfolio of Collateral based on each financial instrument's Market Value multiplied with the financial instrument’s Loan to Value Percentage, being a percentage (i) included in Schedule 1, or (ii) such percentage defined by the Bank from time to time (the “Loan to Value Percentage”). In absence of the Bank providing financial instruments with a Loan to Value Percentage, the Loan to Value Percentage for such financial instruments shall be 0 (zero).

(iv)	The Bank has the right, based on its own assessment of market conditions and other circumstances it considers relevant, at any time, including during the term of a Loan, to change a financial instrument's Loan to Value Percentage with immediate effect. In particular, if the number of a single financial instrument included in the Collateral exceed a significant percent of the total number of financial instruments issued in the same class of financial instruments, the Bank is likely to reduce the Loan to Value Percentage for such financial instrument substantially. The Bank is under no obligation to disclose the reason for adjusting the Loan to Value Percentage

If changes are made to what financial instruments that are allocated Loan to Value Percentage, or if a Loan to Value Percentage is adjusted, the Bank may, alternatively upon request the Bank will, prepare and distribute an update of Schedule 1, listing acceptable Collateral and each respective Financial instrument’s Loan to Value Percentage, and listing the effective time or alternatively date for adjustments.

13.3	Information

The Borrower and the Additional Collateral Provider shall supply to the Bank:

(i)	as soon as practicable upon request, such specific financial or other information regarding its financial condition and operations or other information as the Bank may reasonably request;

(ii)	promptly upon dispatch, all documents dispatched to its creditors generally; and

(iii)	as soon as practicable upon becoming aware of them, relevant details of any litigation, arbitration or administrative proceedings which are current or, to its knowledge, threatened or pending against it which, if adversely determined, are reasonably likely to constitute a material adverse change as described in clause 14.10 (Material adverse change), and further details of any such matters previously disclosed to the Bank, if the likelihood of an adverse determination has increased, as the Bank may reasonably request.

(iv)	immediately upon becoming aware of them, any information regarding changes to its regulatory or legal status, including (but not limited to) any changes that would classify the Borrower as an insider, or otherwise result in the Borrower not being able to trade, transfer, substitute or deliver any Collateral.

14	EVENTS OF DEFAULT
14.1	Events of default

Each of the events set out in this clause 14.2 to 14.10 is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Borrower, the Additional Collateral Provider or any other person).

14.2	Non-payment

The Borrower does not pay on the due date an amount payable by it under any Finance Document at the place and in the currency in which it is expressed to be payable, provided that if, such failure to pay has arisen as a consequence of an administrative or technical error or disruption only, then such event shall not be an Event of Default unless such failure continues for a period in excess of three (3) Business Days.

14.3	Breach of other obligations

The Borrower does not comply with any provision of a Finance Document (other than those referred to in clauses 13.2 (i) (Borrower’s Credit Balance/Loan Value of Collateral) and 15.2 (Non-payment), provided that if such non-compliance is, in the opinion of the Bank, capable of remedy:

CUSIP No. 29270J100 - Exhibit D
(i)	the Bank notifies the Borrower of such non-compliance; and

(ii)	such non-compliance remains unremedied for a period exceeding five (5) Business Days from the Borrower's receipt of the Banks notice thereof.

14.4	Misrepresentation

Any information provided on any material matter in connection with any Finance Document or in any document delivered by or on behalf of the Borrower or the Additional Collateral Provider under or in connection with a Finance Document is or proves to have been incorrect or misleading in any material respect when made.

14.5	Cross-default
(i)	Any of the Borrower’s or the Additional Collateral Provider’s Financial Indebtedness, is not paid when due (after the expiry of any originally applicable grace period);

(ii)	any of the Borrower’s or the Additional Collateral Provider’s Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);

(iii)	any commitment for any Financial Indebtedness of the Borrower or the Additional Collateral Provider is cancelled or suspended as a result of an event of default (however described);

(iv)	any of the Borrower’s or the Additional Collateral Provider’s creditors becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described);

(v)	no Event of Default will occur under this clause 14.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) through (iv) above is less than the Cross Default Amount (or its equivalent in other currencies).

14.6	Insolvency

The Borrower or the Additional Collateral Provider suspends payments, admits inability or intention not to pay its debts as they are due, starts debt negotiations with its creditors, any step is taken with the view of winding up of the Borrower or the Additional Collateral Provider, the Borrower or the Additional Collateral Provider becomes insolvent, becomes subject to bankruptcy proceedings, is put into bankruptcy, a significant part of the Borrower’s or the or the Additional Collateral Provider’s assets are subject to arrest or distraint, or other matters occur which in the Bank’s opinion may have the same effect for the Borrower or the Additional Collateral Provider as the afore mentioned.

14.7	Cessation of business

The Borrower ceases or threatens to cease to carry on its business or materially changes its business, whether by one or a series of transactions, without the prior written consent of the Bank.

14.8	Failure to maintain Borrower’s Credit Balance/ Loan to Value Percentage

Failure to comply with clause 13.2 (ii) (Borrower’s Credit Balance/Loan Value of Collateral).

14.9	Effectiveness of Finance Documents

It is or becomes impossible or unlawful for the Bank to perform any of its obligations under the Finance Documents.

Any Finance Document does not at any time constitute legal, valid, binding and enforceable obligations in all respects of the Borrower, and, if in the reasonable opinion of the Bank capable of remedy, is not remedied to the satisfaction of the Bank within five (5) Business Days after the Borrower became or should have become aware of such event, or is alleged by the Borrower or the Additional Collateral Provider not to constitute its legal, valid, binding and enforceable obligations in any respect for any reason.

A Collateral Document does not at any time create the security it purports to create and the Borrower or the Additional Collateral Provider does not within five (5) Business Days after it became or should have become aware of such event execute or procure the execution of such documentation as required by the Bank in order to remedy such defect, or if not, in the opinion of the Bank, remediable, the Borrower or the Additional Collateral Provider does not within five (5) Business Days after receipt of a draft of security documentation procure that additional valid and duly perfected security of equal value to the security constituted by the relevant Collateral Document is put in place.

CUSIP No. 29270J100 - Exhibit D

The Borrower or the Additional Collateral Provider repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

14.10	Material adverse change

Any event or series of events occur which in the opinion of the Bank is reasonably likely to have a material adverse effect on:

(i)	the financial condition, assets or operations of the Borrower or the Additional Collateral Provider; or

(ii)	the Borrower’s or the Additional Collateral Provider’s ability to perform its obligations under the Finance Documents; or

(iii)	the validity, legality or enforceability of any of the Finance Documents.

14.11	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Bank may by notice to the Borrower and the Additional Collateral Provider:

(i)	terminate the Facility whereupon it shall immediately be terminated;

(ii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under any Finance Document be immediately due and payable, whereupon they shall become immediately due and payable;

(iii)	declare that all or part of the Loans be payable on demand, whereupon it shall immediately become payable on demand by the Bank;

(iv)	enforce all or part of the Collateral pursuant to clause 11.8; and/or

(v)	without prejudice to any other rights of the Bank, take such other action as is available to the Finance Parties under any Finance Document.

15	CORRESPONDENCE

Written notices in connection with the Agreement are to be sent respectively to:

Contact data Ludvig Lorentzen AS:

Dronningen 1, 0287 OSLO Norge

Att: Ole Peter L Lorentzen

E-mail: opl@ludviglorentzen.no Contact data Sobral AS:

C/O Ludvig Lorentzen AS, Dronningen 1, 0287 OSLO Norge

Telephone: 92666970 Contact data DNB Bank:

DNB Bank ASA Securities Finance

Dronning Eufemias gate 30, 0191 OSLO, NORWAY E-mail: prime.finance@dnb.no

Telephone: +47 2416 6990

Changes in address or other contact information are to be notified to the other Party in writing without undue delay.

16	JURISDICTION AND ENFORCEMENT
16.1	Jurisdiction

This Agreement shall be governed by the Laws of Norway.

CUSIP No. 29270J100 - Exhibit D
16.2	Enforcement

The courts of Norway have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement), and any dispute shall be referred to Oslo district court (Oslo tingrett) as the court of first instance.

This clause 16.2 is for the benefit of the Bank only. The Bank shall not be prevented from taking proceedings relating to a dispute in any other courts with jurisdiction. To the extent allowed by law, the Bank may take concurrent proceedings in any number of jurisdictions.

The Agreement is issued in two - 2 - copies, one to be retained by each of the Parties.

Place…O…sl…o……………, Date:……07…/0…9…/2…1….

Oslo 07.09.2021

Place…………………, Date:……………………

For Ludvig Lorentzen AS For DNB Bank ASA

….../s/ P.e..d...e...r...L..u...d...v..i.g L.. orentzen ….....
Block letters…P.e..d...e...r...L..u...d...v..i.g L.. orentzen

./s/ .. Kristoffer Eikrem.

Block letters… Kristoffer Eikrem,

Vice President…........

…......................................................... ….........................................................

Block letters…............................. Block letters................................

For Sobral AS

…./s/ .P...e...d..e...r...L..u...d...v..i.g.. Lorentzen ….........................................................

Block letters .P...e...d..e...r...L..u...d...v..i.g.. Lorentzen

…......................................................... Block letters….............................

CUSIP No. 29270J100 - Exhibit D

SCHEDULE I

to the Agreement on Securities Financing for Non-Retail Customers between DNB Bank ASA and the Borrower

Financial instruments accepted as collateral (subject to individual Loan to Value Percentage):

Financial Instruments	Maximum Loan to Value Percentage
Equities and Fund Units	85%
Government Bonds	90%
Corporate Bonds	85%

CUSIP No. 29270J100 - Exhibit D

SCHEDULE II

to the Agreement on Securities Financing for Non-Retail Customers between DNB Bank ASA and the Borrower

Loan Currencies and Reference Rates*

Loan Currency	Non Fixed Term Reference Rate	Fixed Term Reference Rate	Additional Funding Cost**
AUD	RBACOR Index	To be agreed	20 basis points
CAD	CAONREPO Index	To be agreed	20 basis points
CHF	SF00 S/N Index	To be agreed	-
DKK	Tomorrow/next-renten	CIBOR	-
EUR	EONIA	To be agreed	-
GBP	GBP ON LIBOR	To be agreed	10 basis points
JPY	JPY ON LIBOR	To be agreed	10 basis points
NOK	NOWA	NIBOR	-
SEK	STIBOR TN	STIBOR	-
USD	Fed Funds	To be agreed	30 basis points

* All Reference Rates are subject to a zero per cent interest rate floor and calculated Actual/360.

** The Bank has the right, based on its own assessment of market conditions and other circumstances it considers relevant, at any time, including during the term of a Loan, to change Additional Funding Cost for each Loan Currency with immediate effect.